Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS THIRD QUARTER 2016 RESULTS

Third Quarter 2016 Financial and Portfolio Highlights

•	APX Group Reports Total Revenues of $198.3 Million, up 18% year over year

•	Net Loss of $70.0 million; Adjusted EBITDA[1] up 15% to $118.0 Million

•	New Smart Home Subscriber Originations of 94,272

•	Record Average RMR per New Subscriber of $68.85

Provo, UT – November 2, 2016 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported results for the quarter ended September 30, 2016.

“We finished the selling season with a record number of new subscribers and the highest Average RMR per New Subscriber in our company’s history,” said Todd Pedersen, CEO of APX Group. “Of particular note was the growth in our national inside sales channel, which grew 47% year over year in the third quarter, a result of increased brand recognition and execution of the sales team. We‘re also pleased with the higher attach rates for smart home devices, which not only increases value to our customers, but also drives higher RMR and margin per subscriber for Vivint.”

APX Group reported total revenues of $198.3 million for the quarter ended September 30, 2016, an increase of 17.6% from $168.6 million in the third quarter of the prior year. The $29.7 million increase in total revenues was driven primarily by a 12.5% increase in the Company’s smart home subscriber base, along with a 3.9% increase in Average RMR per Subscriber to $57.16. Smart home adoption rate for subscribers originated in the third quarter was 88.6%, up from 79.6% in the third quarter 2015.

Year to date total revenues for the nine month period ended September 30, 2016, were $553.4 million, a 15.6% increase over the same period in 2015. Recurring revenue for the nine months ended September 30, 2016, was up 15.8% to $529.0 million compared to the same period in 2015. Canadian foreign exchange rates negatively impacted total revenues for this period by $1.4 million. Total revenues from the Company’s wireless internet business for the year to date period ended September 30, 2016 were $8.3 million, an increase of $2.7 million year-over-year for the same period in 2015.

“From an operational perspective, the Vivint team delivered another solid quarter,” said Mark Davies, CFO of APX Group. “LTM Creation cost was down 0.1X quarter over quarter and 0.8X year over year; service margins improved 150 bps year over year; and the install base average RMR per subscriber increased $2.16 year over year on the strength of our new customer smart home adoption rate. Maybe most important, as our smart home adoption rates

[1]

This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

and Avg RMR per Subscriber continue to grow, we are seeing improvements in customer satisfaction scores, underscoring our belief that as customers take full advantage of our integrated smart home platform, they are realizing more value and a better customer experience.”

Summary of Key Financial and Portfolio Metrics

($ in millions, except for subscriber data)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2015	2015	2016	2016	2016
Total Revenues	$168.6	$175.0	$174.3	$180.8	$198.3
Net Loss	$(125.1)	$(62.4)	$(45.1)	$(89.7)	$(70.0)
Adjusted EBITDA	$102.7	$101.5	$102.8	$105.0	$118.0
Adj EBITDA Margin	60.9%	58.0%	59.0%	58.1%	59.5%
Total RMR(1)	$55.8	$55.7	$56.3	$61.2	$65.3
Net New Smart Home Subscribers	88,406	33,162	41,830	101,334	94,272
Average RMR per New Subscriber(1)	$61.30	$60.08	$62.01	$67.08	$68.85
Total Subscribers(1)	1,015,267	1,013,917	1,018,397	1,088,909	1,142,571
Average RMR per Subscriber(1)	$55.00	$54.92	$55.27	$56.20	$57.16
Subscriber Account Attrition(2)	12.0%	12.2%	12.6%	12.9%	12.9%

(1)	Total Subscribers and RMR data excludes wireless Internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

Costs and Expenses

Operating expenses were $68.9 million for the quarter ended September 30, 2016, up from $61.5 million in the same period of 2015. The 12.0% increase was primarily driven by personnel and related costs to support the 12.5% growth in our subscriber base. Net Service Cost per Subscriber decreased by $0.30 from $14.89 for the period ended September 30, 2015, to $14.59 for the period ended September 30, 2016. Vivint’s Net Service Margin was 74.1% for the quarter, excluding operating expenses associated with the Company’s wireless internet service.

Selling expenses, net of capitalized subscriber acquisition costs, were $32.6 million for the quarter ended September 30, 2016, compared to $33.2 million for the quarter ended September 30, 2015. The $0.6 million decrease was attributable to lower personnel and related costs partially offset by $1.6 million higher lead generation costs associated with the 46.8% year-over-year growth in Inside Sales. Vivint’s twelve-month Net Creation Cost Multiple as of September 30, 2016, improved 0.8x from the same period in 2015 to 30.4x, excluding its wireless internet service.

General and administrative (“G&A”) expenses were $35.3 million for the quarter ended September 30, 2016, compared to $29.7 million for the same period of 2015. The $5.6 million increase was associated with higher personnel and related costs of $1.8 million, $1.9 million of bad debt expense, $1.1 million of IT and contract services, along with $0.8 million of legal and other costs.

The Company’s net loss for the quarter ended September 30, 2016, was $70.0 million compared to a net loss of $125.1 million for the same period in 2015. Adjusted EBITDA1 for the third quarter was $118.0 million, up 14.9% as compared to $102.7 million for the same period in 2015.

Net loss for the nine months ended September 30, 2016, was $204.8 million compared to a net loss of $216.7 million for the same period in 2015. Adjusted EBITDA for the nine months ended September 30, 2016, was $325.8 million, up 14.1% compared to $285.6 million for the same period of 2015.

Liquidity

As of September 30, 2016, the Company’s liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $476 million.

On August 17, 2016 the Company issued $100 million aggregate principal amount of the Company’s 7.875% senior secured notes due 2022.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.4x at September 30, 2016.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. EDT today, November 2, 2016. To access the conference call, please dial (877) 201-0168 from the United States and Canada or (647) 788-4901 from outside the United States and Canada and use the conference ID 92736566. A financial results presentation and online access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at http://investors.vivint.com/events-presentations/events.

A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.investors.vivint.com following the call for a period of 30 days.

About Vivint

Vivint Smart Home is the largest smart home services provider in North America. The company combines innovative products and services to offer homeowners the best smart home experience. As the only vertically integrated smart home company, Vivint delivers its integrated platform and products with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release includes certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our most recent annual report on Form 10-K, and other reports filed with the Securities Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and smart home industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and smart home industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and smart home technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in our most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

The following definitions are used in this press release for purposes of describing the results in our home security and automation business and except where noted, exclude our wireless internet business.

“Total Subscribers” means the aggregate number of active smart home and security subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a smart home and security subscriber.

“Total RMR” means the aggregate RMR billed to all smart home and security subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled smart home and security subscribers during a period divided by the monthly weighted average number of total smart home and security subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

“Net Subscriber Acquisition Costs” means direct and indirect costs to create a new smart home and security subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

“Net Creation Cost Multiple” means total Net Subscriber Acquisition Costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

“Net Service Cost per Subscriber” means total service costs for the period, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue for the period divided by total service subscribers.

“Net Service Margin” means the Average RMR per subscriber for the period less Net Service Cost per Subscriber divided by the Average RMR per Subscriber for the period.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Recurring revenue	$189,032	$161,440	$528,950	$456,647
Service and other sales revenue	6,005	5,503	16,842	17,720
Activation fees	3,298	1,634	7,603	4,320

Total revenues	198,335	168,577	553,395	478,687
Costs and expenses:
Operating expenses	68,872	61,492	195,806	171,445
Selling expenses	32,633	33,200	98,856	89,719
General and administrative expenses	35,284	29,674	101,834	70,772
Depreciation and amortization	76,837	64,379	209,418	181,506
Restructuring and asset impairment charges	2,445	57,991	1,765	57,991

Total costs and expenses	216,071	246,736	607,679	571,433

Loss from operations	(17,736)	(78,159)	(54,284)	(92,746)
Other expenses (income):
Interest expense	51,962	39,838	144,827	116,936
Interest income	(130)	(9)	(153)	(9)
Other loss, net	551	7,058	5,304	6,724

Total other expenses	52,383	46,887	149,978	123,651
Loss before income taxes	(70,119)	(125,046)	(204,262)	(216,397)
Income tax (benefit) expense	(145)	26	527	335

Net loss	$(69,974)	$(125,072)	$(204,789)	$(216,732)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	September 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$192,439	$2,559
Accounts receivable, net	10,296	8,060
Inventories	58,340	26,321
Prepaid expenses and other current assets	13,493	10,626

Total current assets	274,568	47,566

Property and equipment, net	58,130	55,274
Subscriber acquisition costs, net	1,046,406	790,644
Deferred financing costs, net	4,927	6,456
Intangible assets, net	473,693	558,395
Goodwill	835,826	834,416
Long-term investments and other assets, net	10,395	10,893

Total assets	$2,703,945	$2,303,644

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$58,326	$52,207
Accrued payroll and commissions	110,273	38,247
Accrued expenses and other current liabilities	81,222	35,573
Deferred revenue	46,640	34,875
Current portion of capital lease obligations	9,075	7,616

Total current liabilities	305,536	168,518

Notes payable, net	2,484,671	2,118,112
Revolving Credit Facility	—	20,000
Capital lease obligations, net of current portion	8,665	11,171
Deferred revenue, net of current portion	57,291	44,782
Other long-term obligations	14,389	10,530
Deferred income tax liabilities	7,953	7,524

Total liabilities	2,878,505	2,380,637

Total stockholders’ deficit	(174,560)	(76,993)

Total liabilities and stockholders’ deficit	$2,703,945	$2,303,644

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data (unaudited)

(In thousands)

	Nine Months Ended September 30,
	2016	2015
Net cash used in operating activities	$(224,789)	$(129,625)
Net cash used in investing activities	(9,873)	(43,178)
Net cash provided by financing activities	425,024	170,212

Effect of exchange rate changes on cash	(482)	(1,753)

Net Increase in cash	$189,880	$(4,344)
Cash:
Beginning of Period	2,559	10,807

End of period	$192,439	$6,463

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	2014	2016	2015	2014
Net loss	$(70.0)	$(125.1)	$(59.5)	$(204.8)	$(216.7)	$(173.0)
Interest expense, net	51.8	39.8	37.8	144.7	116.9	108.0
Other expense, net	0.6	7.1	0.5	5.3	6.7	0.2
Income tax (benefit) expense	(0.1)	—	(1.3)	0.5	0.3	(0.3)
Restructuring and asset impairment (i)	2.4	58.0	—	1.8	58.0	—
Depreciation and amortization (ii)	33.5	38.6	40.8	100.1	114.5	121.2
Amortization of capitalized creation costs	43.3	25.8	17.1	109.3	67.0	40.3
Non-capitalized subscriber acquisition costs (iii)	45.2	44.5	35.9	132.7	123.1	96.7
Non-cash compensation (iv)	0.5	0.6	0.5	3.5	2.0	1.4
Other Adjustments (v)	10.8	13.4	7.0	32.7	13.8	30.8

Adjusted EBITDA	$118.0	$102.7	$78.8	$325.8	$285.6	$225.3

(i)	Reflects costs associated with the restructuring and asset impairment charges related to the transition of our wireless internet business and the sales of contracts in New Zealand and Puerto Rico.
(ii)	Excludes loan amortization costs that are included in interest expense.
(iii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
(v)	Other Adjustments includes certain items such as product development costs, non-operating legal and professional fees, deferred revenue fair value adjustment, non-cash gain on settlement of merger-related escrow, and other similar adjustments.